U.S. $50,000,000


                       CREDIT AGREEMENT,
                           (364 Day)



                   dated as of June 17, 1997



                             among



                    SIMPSON INDUSTRIES, INC.
                    certain other Borrowers

                       as the Borrowers,


            CERTAIN COMMERCIAL LENDING INSTITUTIONS

                        as the Lenders,


                       ABN AMRO BANK N.V.

                  as the Agent for the Lenders


                              and


                         COMERICA BANK

            as Documentation Agent for the Lenders

PAGE

                        TABLE OF CONTENTS

SECTION                                                       PAGE


I    DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . .1
     1.1.  Defined Terms . . . . . . . . . . . . . . . . . . . .1
     1.2.  Use of Defined Terms. . . . . . . . . . . . . . . . 19
     1.3.  Cross-References. . . . . . . . . . . . . . . . . . 19
     1.4.  Accounting and Financial Determinations . . . . . . 19

IICOMMITMENTS, BORROWING PROCEDURES AND NOTES. . . . . . . . . 19
     2.1.  Commitments . . . . . . . . . . . . . . . . . . . . 19
              2.1.1.  Revolving Loan Commitment. . . . . . . . 19
              2.1.2.  Commitment to Issue Letters of Credit. . 20
              2.1.3.  Lenders Not Permitted or
                      Required To Make Loans or
                      Issue or Participate in Letters
                      of Credit Under Certain
                      Circumstances. . . . . . . . . . . . . . 20
     2.2.  Reduction of Commitment Amounts . . . . . . . . . . 21
     2.3.  Borrowing Procedure . . . . . . . . . . . . . . . . 21
     2.4.  Continuation and Conversion Elections . . . . . . . 22
     2.5.  Funding . . . . . . . . . . . . . . . . . . . . . . 22
     2.6.  Notes . . . . . . . . . . . . . . . . . . . . . . . 23
     2.7.  Swing Line Commitment . . . . . . . . . . . . . . . 23
     2.8.  Borrowing Procedure   Swing Loans . . . . . . . . . 23
     2.9.  Refunding of Swing Loans. . . . . . . . . . . . . . 23
     2.10.  Participations in Swing Loans. . . . . . . . . . . 24
     2.11.  Swing Loan Participation Obligations Unconditional 24
     2.12.  Conditions to Swing Loans. . . . . . . . . . . . . 25
     2.13.  Swing Note . . . . . . . . . . . . . . . . . . . . 25
     2.14.  Stated Maturity Date Extension . . . . . . . . . . 26

III  REPAYMENTS, PREPAYMENTS, INTEREST AND FEES. . . . . . . . 27
     3.1.  Repayments and Prepayments. . . . . . . . . . . . . 27
     3.2.  Interest Provisions . . . . . . . . . . . . . . . . 28
              3.2.1.  Rates. . . . . . . . . . . . . . . . . . 28
              3.2.2.  Post-Maturity Rates. . . . . . . . . . . 28
              3.2.3.  Payment Dates. . . . . . . . . . . . . . 29
     3.3.  Fees. . . . . . . . . . . . . . . . . . . . . . . . 29
              3.3.1.  Commitment Fee . . . . . . . . . . . . . 29
              3.3.2.  Arrangement Fee; Agent's Fee . . . . . . 30
              3.3.3.  Letter of Credit Face Amount Fee . . . . 30
              3.3.4.  Letter of Credit Fronting Fee. . . . . . 30
              3.3.5.  Letter of Credit Administrative Fee. . . 31

IV   LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . .. 31
     4.1.  Issuance Requests . . . . . . . . . . . . . . . . . 31
     4.2.  Issuances and Extensions. . . . . . . . . . . . . . 32
     4.3.  Expenses. . . . . . . . . . . . . . . . . . . . . . 32
     4.4.  Other Lenders' Participation. . . . . . . . . . . . 32
     4.5.  Disbursements . . . . . . . . . . . . . . . . . . . 33
     4.6.  Reimbursement . . . . . . . . . . . . . . . . . . . 34
     4.7.  Deemed Disbursements. . . . . . . . . . . . . . . . 34
     4.8.  Nature of Reimbursement Obligations . . . . . . . . 35
     4.9.  Increased Costs; Indemnity. . . . . . . . . . . . . 36

V    GCERTAIN EUROCURRENCY RATE AND OTHER PROVISIONS. . . . .  37
     5.1.  Eurocurrency Rate Lending Unlawful. . . . . . . . . 37
     5.2.  Deposits Unavailable. . . . . . . . . . . . . . . . 38
     5.3.  Increased Eurocurrency Rate Loan Costs, etc . . . . 38
     5.4.  Funding Losses. . . . . . . . . . . . . . . . . . . 39
     5.5.  Increased Capital Costs . . . . . . . . . . . . . . 40
     5.6.  Taxes . . . . . . . . . . . . . . . . . . . . . . . 40
     5.7.  Payments, Computations, etc . . . . . . . . . . . . 41
     5.8.  Sharing of Payments . . . . . . . . . . . . . . . . 43
     5.9.  Setoff. . . . . . . . . . . . . . . . . . . . . . . 44
     5.10. Use of Proceeds. . . . . . . . . . . . . . . . . .  44

VI   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .. 44

     6.1.  Initial Credit Extension. . . . . . . . . . . . . . 44
           6.1.1.  Resolutions, etc . . . . . . . . . . . . .. 44
           6.1.2.  Delivery of Notes. . . . . . .. . . . . . . 45
           6.1.3.  Outstanding Indebtedness, etc. . . .. . . . 45
           6.1.4   Delivery of Simpson Guaranty . . . . .. . . 45
           6.1.5.  Opinions of Counsel. . . . . . . . . . .. . 45
           6.1.6.  Regulatory Restriction . . . . . . .. . . . 45
           6.1.7.  Closing Fees, Expenses, etc. . . .. . . . . 46
     6.2.  All Credit Extensions. . . . . . . . . . . . .. . . 46
           6.2.1.  Compliance with Warranties, No Default, etc.46
           6.2.2.  Credit Request . . . . . . . . . . . . . .. 47
           6.2.3.  Satisfactory Legal Form. . . . . . . . .. . 47

VII  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 47
     7.1.  Organization, etc . . . . . . . . . . . . . . . . . 47
     7.2.  Due Authorization, NonContravention, etc. . . . . . 47
     7.3.  Government Approval, Regulation, etc. . . . . . . . 48
     7.4.  Validity, etc . . . . . . . . . . . . . . . . . . . 48
     7.5.  Financial Information . . . . . . . . . . . . . . . 48
     7.6.  No Material Adverse Change. . . . . . . . . . . . . 48
     7.7.  Environmental Warranties. . . . . . . . . . . . . . 48
     7.8.  Litigation, Labor Controversies, etc. . . . . . . . 50
     7.9.  Subsidiaries. . . . . . . . . . . . . . . . . . . . 50
     7.10.  Ownership of Properties. . . . . . . . . . . . . . 50
     7.11.  Taxes. . . . . . . . . . . . . . . . . . . . . . . 51
     7.12.  Pension and Welfare Plans. . . . . . . . . . . . . 51
     7.13.  Regulations G, U and X . . . . . . . . . . . . . . 51
     7.14.  Accuracy of Information. . . . . . . . . . . . . . 51
     7.15.    Solvency . . . . . . . . . . . . . . . . . . . . 52

VIII COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .  52
     8.1.  Affirmative Covenants . . . . . . . . . . . . . . . 52
           8.1.1.  Legal Existence. . . . . . . . . . . . . .. 52
           8.1.2.  Financial Information, Reports, Notices etc 52
           8.1.3.  Compliance with Laws, etc. . . .. . . . . . 54
           8.1.4.  Maintenance of Properties. . . .. . . . . . 55
           8.1.5.  Insurance. . . . . . . . . . . . . . .. . . 55
           8.1.6.  Books, Records and Access. . . . . . .. . . 55
           8.1.7.  Environmental Covenant . . . . . .. . . . . 55
           8.1.8.  Guaranty . . . . . . . . . . . . .. . . . . 56
     8.2.  Negative Covenants. . . . . . . . . . . . . . . . . 56
           8.2.1.  Business Activities. . . .. . . . . . . . . 56
           8.2.2.  Liens. . . . . . . . . . .. . . . . . . . . 56
           8.2.3.  Financial Condition. . . . . . .. . . . . . 57
           8.2.4.  Acquisitions . . . . . . . . . .. . . . . . 57
           8.2.5.  Investments. . . . . . . . . . . .. . . . . 58
           8.2.6.  Indebtedness . . . . . . . . . . . . . .. . 58
           8.2.7.  Subordinated Debt. . . . . . . . . . . .. . 60
           8.2.8   Capital Expenditures, etc .. . . . . . . .  60
           8.2.9.  Rental Obligations . . . . . .. . . . . . . 60
           8.2.10  Sale/Leaseback. . . . . . . . . .. . . . .  61
           8.2.11  Consolidation, Merger, Etc. . . . . .. .. . 61
           8.2.12  Asset Dispositions, etc.. . . . . . ... . . 61
           8.2.13  Transactions with Affiliates. . . . . .. .. 61

IX  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . 62
     9.1.  Listing of Events of Default. . . . . . . . . . . . 62
           9.1.1.  NonPayment of Obligations. . . . . . . .. . 62
           9.1.2.  Breach of Warranty . . . . . . . . . .. . . 62
           9.1.3.  Non-Performance of Certain Covenants
                   and Obligations. . . . . . . . . . . . . . .62
           9.1.4.  Non-Performance of Other Covenants
                   and Obligations. . . . . . . . . . . . . . .62
           9.1.5.  Default on Other Indebtedness. . . . .. . . 62
           9.1.6.  Judgments. . . . . . . . . . . . . . . .. . 63
           9.1.7.  Pension Plans. . . . . . . . . . . . .. . . 63
           9.1.8.  Change in Control. . . . . . . . . . . .. . 63
           9.1.9.  Bankruptcy, Insolvency, etc. . . . . . . .. 63
     9.2.  Action if Bankruptcy. . . . . . . . . . . . . . . . 64
     9.3.  Action if Other Event of Default. . . . . . . . . . 65

X  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . 65
     10.1.  Actions. . . . . . . . . . . . . . . . . . . . . . 65
     10.2.  Funding Reliance, etc. . . . . . . . . . . . . . . 66
     10.3.  Exculpation. . . . . . . . . . . . . . . . . . . . 66
     10.4.  Successor. . . . . . . . . . . . . . . . . . . . . 66
     10.5.  Loans or Letters of Credit Issued by ABN . . . . . 67
     10.6.  Credit Decisions . . . . . . . . . . . . . . . . . 67
     10.7.  Copies, etc. . . . . . . . . . . . . . . . . . . . 68
     10.8.  Documentation Agent. . . . . . . . . . . . . . . . 68

XI   MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . .. 68
     11.1.  Waivers, Amendments, etc . . . . . . . . . . . . . 68
     11.2.  Notices. . . . . . . . . . . . . . . . . . . . . . 69
     11.3.  Payment of Costs and Expenses. . . . . . . . . . . 69
     11.4.  Indemnification. . . . . . . . . . . . . . . . . . 70
     11.5.  Survival . . . . . . . . . . . . . . . . . . . . . 71
     11.6.  Severability . . . . . . . . . . . . . . . . . . . 71
     11.7.  Headings . . . . . . . . . . . . . . . . . . . . . 71
     11.8.  Execution in Counterparts, Effectiveness, etc. . . 72
     11.9.  Governing Law; Entire Agreement. . . . . . . . . . 72
     11.10  Successors and Assigns. . . . . . . . . . . . .. . 72
     11.11  Sale and Transfer of Loans and Notes;
            Participations in Loans
            and Notes. . . . . . .. . . . . . . . . . . . . .. 72
            11.11.1.  Assignments. . . . . . . . . . . . ..  . 72
            11.11.2.  Participations . . . . . . . . . . . . . 74
     11.12  Additional Borrowers. . . . . . . . . . . . . .  . 75
     11.13  Joint and Several Liability . . . . . . . . . .  . 76
     11.14  Judgment Currency . . . . . . . . . . . .  . . . . 78
     11.15  Other Transactions. . . . . . . . . . . .  . . . . 78
     11.16  Consent to Jurisdiction . . . . . . . . . .  . . . 78
     11.17  Waiver of Jury Trial. . . . . . . . . . . .  . . . 79

PAGE

SCHEDULE I    - Disclosure Schedule

EXHIBIT A     - Form of Additional Borrower Certificate
EXHIBIT B     - Form of Revolving Note
EXHIBIT C     - Form of Swing Note
EXHIBIT D     - Form of Irrevocable Standby Letter of Credit
EXHIBIT E     - Form of Borrowing Request
EXHIBIT F     - Form of Continuation/Conversion Notice
EXHIBIT G     - Form of Issuance Request
EXHIBIT H     - Form of Lender Assignment Agreement
EXHIBIT I     - Form of Opinion of Counsel to Simpson
EXHIBIT J     - Form of Compliance Certificate
EXHIBIT K     - Form of Guaranty
EXHIBIT L     - Form of Simpson Guaranty

PAGE

                         CREDIT AGREEMENT
                            (364 Day)


     THIS CREDIT AGREEMENT, dated as of June 17, 1997 among SIMPSON INDUSTRIES, INC. ("Simpson"), a Michigan corporation, certain subsidiaries that from time to time become a party hereto pursuant to Section 11.13 (such subsidiaries, together with Simpson, the "Borrowers"), the commercial lending institutions as are or may become parties hereto (the "Lenders"), ABN AMRO BANK N.V. ("ABN"), as agent (the "Agent") for the Lenders, and COMERICA BANK, as documentation agent (the "Documentation Agent") for the Lenders.

                       W I T N E S S E T H:


     WHEREAS, the Borrowers desire to obtain Commitments from the Lenders pursuant to which

              (a) Loans will be made to the Borrowers from time to time prior to the Commitment Termination Date; and

              (b) Letters of Credit will be issued by the Issuer for the accounts of the Borrowers from time to time prior to the Commitment Termination Date;

in aggregate principal amount for Loans plus Letter of Credit Outstandings at any one time not to exceed $50,000,000 in the aggregate; and

     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article VI), to extend such Commitments, make such Loans to the Borrowers and issue and participate in such Letters of Credit;

     NOW, THEREFORE, the parties hereto agree as follows:


                           ARTICLE XII

                 DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "ABN" is defined in the preamble.

     "Additional Borrower Certificate" means a certificate in the form of Exhibit A hereto.

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

              (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors; or

              (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Agent pursuant to
Section 10.4.

     "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "Assignee Lender" is defined in Section 11.12.1.

     "Assignment Effective Date" is defined in Section 11.12.1.

     "Authorized Officer" means, as to any Borrower, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 6.1.1.

     "Available Currency" means Dollars, Pounds Sterling, French Francs, Spanish Peseta and such other currencies as the Lenders agree to make available from time to time and which the Agent determines in its sole discretion are freely transferable.

     "Borrower" means any of Simpson and any Subsidiary that from time to time becomes a party hereto pursuant to Section 11.13.

     "Borrowing" means a borrowing made hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the applicable Borrower on the same Borrowing Date, in the same currency, for the same Rate Option and for the same Interest Period.

     "Borrowing Date" means any Business Day on which a Borrowing is made.

     "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit E hereto.

     "Business Day" means any day

              (a)      other than

                (i) a Saturday or Sunday; or

                (ii) a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois or New York, New York; and

              (b) with respect to Eurocurrency Rate Loans on which dealings in the applicable Available Currency are being carried on in the interbank eurocurrency market.

     "Capital Expenditures" means, for any period, the sum of

              (a) the aggregate amount of all expenditures of Simpson and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

              (b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period;

less any expenditures pursuant to an acquisition transaction of the type described in Section 8.2.4.


     "Capitalized Lease Liabilities" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Cash Equivalent Investment" means, at any time:

              (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government;

              (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by

                (i) a corporation (other than an Affiliate of a Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., or

                (ii)  any Lender (or its holding company);

              (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either

                (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or

                (ii)  any Lender; or

              (d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) which

                (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

                (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

     "Change in Control" means

              (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Simpson; or

              (b) any Borrower (other than Simpson) shall not be 100% owned, directly or indirectly by Simpson.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.2 and to issue (in the case of the Issuer) or participate in (in the case of all Lenders) Letters of Credit pursuant to
Section 2.1.3.

     "Commitment Amount" means, on any date, $50,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

     "Commitment Termination Date" means the earliest of

              (a) the Stated Maturity Date;

              (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2; and

              (c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c), the Commitments shall terminate automatically and without any further action.

     "Commitment Termination Event" means

              (a) the occurrence of any Default described in clauses (a) through (d) of Section 9.1.9; or

              (b) the occurrence and continuance of any other Event of Default and either

                (i) the declaration of the Loans to be due and payable pursuant to Section 9.3, or

                (ii) in the absence of such declaration, the giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

     "Companion Agreement" means the Credit Agreement of even date herewith among Simpson, certain Subsidiaries, the Lenders, ABN, as agent, and Comerica Bank, as documentation agent, providing for a $50,000,000 364-day credit facility.

     "Compliance Certificate" means a certificate duly executed by the chief financial officer, treasurer or assistant treasurer of Simpson, substantially in the form of Exhibit J hereto, as the same may be amended, modified or supplemented from time to time by the Required Lenders and Simpson, for the purposes of monitoring Simpson's compliance herewith.

     "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

     "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of Simpson, substantially in the form of Exhibit F hereto.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Simpson, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     "Credit Extension" means and includes

              (a) the advancing of any Loans by the Lenders in connection with a Borrowing, and

              (b) any issuance or extension by the Issuer of a Letter of Credit.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Determination Date" means with respect to any Loan in an Available Currency other than Dollars:

              (a)  the date a Loan is made;

              (b) if such Loan is a Eurocurrency Rate Loan, the last Business Day of each month, and the date such Eurocurrency Rate Loan is continued from the current Interest Period of such Loan into a subsequent Interest Period; or

              (c) the date such outstanding Loan is converted from one type of Loan into another or from a Eurocurrency Rate Loan in one currency into a Eurocurrency Rate Loan in another currency.

     "Disbursement" means a payment by the Issuer to a beneficiary (or its designee) under a Letter of Credit.

     "Disbursement Date" is defined in Section 4.5.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by Simpson with the written consent of the Agent and the Required Lenders.

     "Documentation Agent" is defined in the preamble.

     "Dollar" and the sign "$" mean the lawful currency of the United States.

     "Dollar Amount" means (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any other Available Currency or an amount denominated in such Available Currency, the amount of Dollars into which the Agent could, in accordance with its practice from time to time in the interbank foreign exchange market, convert such amount of Available Currency at its spot rate of exchange (inclusive of all related costs of conversion) applicable to the relevant transaction at or about 10:00 A.M., New York time, on the date of calculation.

     "Domestic Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

     "EBITDA" means, at the end of any Fiscal Quarter for the four Fiscal Quarter period then ending, net earnings plus interest expense (net of interest income), depreciation, amortization and all other non-cash charges, and income tax expenses, excluding any non-cash gains or losses used in determining net income, all calculated on a consolidated basis for Simpson and its Subsidiaries.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 11.8.

     "Environmental Laws" means all applicable foreign, federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "Eurocurrency Office" means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurocurrency Loans of such Lender hereunder or such other office or offices through which such Lender determines its Eurocurrency Rate. A Eurocurrency Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

     "Eurocurrency Rate" means, with respect to any Eurocurrency Rate Loan for any Interest Period, the rate per annum at which deposits in the relevant Available Currency in immediately available funds are offered to the Eurocurrency Office of ABN two Business Days prior to the beginning of such Interest Period by major banks in the London interbank eurocurrency market as at or about 11:00 A.M. London time for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurocurrency Rate Loan of ABN for such Interest Period.

     "Eurocurrency Rate Loan" means a Loan bearing interest at a fixed rate of interest determined by reference to the Eurocurrency Rate.

     "Eurocurrency Rate (Reserve Adjusted)" means, with respect to any Eurocurrency Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

       Eurocurrency Rate   EQUALS       Eurocurrency Rate
                                     __________________________

       (Reserve Adjusted)        1-Eurocurrency Reserve Percentage

     "Eurocurrency Reserve Percentage" means, with respect to any Eurocurrency Rate Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

     "Event of Default" is defined in Section 9.1.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

              (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

              (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31, references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "1997 Fiscal Year") refer to the Fiscal Year ending on December 31 occurring during such calendar year.

     "French Francs" means lawful currency of France.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Funded Debt" means any Indebtedness as described within clauses (a),
(b), (c), (e), and (f) of the definition of "Indebtedness" and any Contingent Liabilities with respect to any such Indebtedness.

     "Funded Debt to EBITDA Ratio" means at any Fiscal Quarter end the ratio on a consolidated basis for Simpson and its Subsidiaries of Funded Debt at such Fiscal Quarter end to EBITDA for the four Fiscal Quarters then ending.

     "GAAP" is defined in Section 1.4.

     "Guaranty" means the guaranty of the U.S. Subsidiaries of Simpson executed and delivered pursuant to Section 8.1.8, substantially in the form of Exhibit K hereto, as amended, supplemented, restated or otherwise modified from time to time.

     "Hazardous Materials" means

              (a)  any "hazardous substance", as defined by CERCLA;

              (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

              (c)  any petroleum product; or

              (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable foreign, federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

     "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Borrower, any qualification or exception to such opinion or certification

              (a)  which is of a "going concern" nature;

              (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

              (c)  which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Borrower to be in default of any of its obligations under Section 8.2.3.

     "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "Indebtedness" of any Person means, without duplication:

              (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

              (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

              (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

              (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

              (e)  net liabilities of such Person under all Hedging
     Obligations;

              (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

              (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

     "Indemnified Liabilities" is defined in Section 11.4.

     "Indemnified Parties" is defined in Section 11.4.

     "Interest Period" means, relative to any Eurocurrency Rate Loans, the period beginning on (and including) the date on which such Eurocurrency Rate Loan is made or continued as, or converted into, a Eurocurrency Rate Loan pursuant to Section 2.3, 2.4 or 2.9 and ending on (but excluding) the day which, numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrowers may select in their relevant notice pursuant to Section 2.3, 2.4 or 2.9; provided, however, that

              (a) no more than 10 Interest Periods shall be outstanding at any one time in the aggregate;

              (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

              (c) no Interest Period may end later than the date set forth in clause (a) of the definition of "Commitment Termination Date".

     "Investment" means, relative to any Person,

              (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

              (b)  any Contingent Liability of such Person; and

              (c) any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     "Issuance Request" means a properly completed application for a Letter of Credit on the Issuer's standard form, attached hereto as Exhibit G, executed by an Authorized Officer of the Borrower.

     "Issuer" means any affiliate, unit or agency of ABN which has agreed to issue one or more Letters of Credit at the request of the Agent.

     "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit H hereto.

     "Lenders" is defined in the preamble.

     "Letter of Credit" is defined in Section 4.1.

     "Letter of Credit Availability" means, at any time, the lesser of (a) the Dollar Amount of $5,000,000 minus the Dollar Amount of the Letter of Credit Outstandings on such date and (b) the excess of (i) the then Commitment Amount over (ii) the sum of (A) the Dollar Amount of the outstanding principal amount of all Loans on such date plus (B) the Dollar Amount of the Letter of Credit Outstandings on such date.

     "Letter of Credit Outstandings" means, at any time, an amount equal to the sum of

              (a) the Dollar Amount of the aggregate Stated Amount at such time of all Letters of Credit then outstanding and undrawn (as such aggregate Stated Amount shall be adjusted, from time to time, as a result of drawings, the issuance of Letters of Credit, or otherwise), plus

              (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "Loan" means, as the context may require, either a Revolving Loan or a Swing Loan.

     "Loan Commitment Availability" means, on any date, the excess of

              (a)  the then Commitment Amount,

     over

              (b)  the sum of

                (i) the Dollar Amount of the outstanding principal amount of all Revolving Loans on such date,

              plus

                (ii)  the Dollar Amount of the Letter of Credit
              Outstandings on such date.

     "Loan Document" means this Agreement, the Notes, the Issuance Requests, the Guaranty and the Simpson Guaranty.

     "Margin" means, for any period beginning on (and including) a Margin Determination Date until (but excluding) the next Margin Determination Date, a percentage equal to the Margin set forth in the following table corresponding to the Funded Debt to EBITDA Ratio as at the end of the Fiscal Quarter immediately preceding such Margin Determination Date, provided that for the period from the Effective Date through the first Margin Determination Date after June 30, 1997, the applicable Margin set forth opposite Level II shall be used:



                                                   STANDBY
                                                   LETTER
                                          MARGIN   OF
                                          FOR      CREDIT   COMMERCIAL
                            MARGIN FOR    EURO-    FACE     LETTER OF
        FUNDED DEBT TO      PRIME         CURRENCY AMOUNT   CREDIT FACE
LEVEL   EBITDA RATIO        RATE LOANS    LOANS    FEE      AMOUNT FEE


I     Greater than 3.0:1.0    0.00%        0.75%    0.73%     0.325%

II    Less than or equal
      to 3.0:1.0, but
      greater than 2.50:1.0   0.00%        0.60%    0.58%     0.20%

III   Less than or equal
      to 2.50:1.0, but
      greater than 2.00:1.0   0.00%        0.475%   0.455%    0.1175%

IV    Less than or equal
      to 2.00:1.0, but
      greater than 1.50:1.0   0.00%        0.325%   0.305%    0.075%

V     Less than or equal
      to 1.5:1.0              0.00%        0.225%   0.205%    0.0625%




Notwithstanding the foregoing, in the event Simpson fails to report the Funded Debt to EBITDA Ratio at the end of any Fiscal Quarter by the Margin Determination Date following such Fiscal Quarter, "Margin" shall mean the Margin set forth in Level I. Nothing in this definition shall constitute a waiver of the financial covenant set forth in Section 8.2.3(b) or limit the right of the Lenders to receive interest at the rates set forth in Section
3.2.2 hereof.

     "Margin Determination Date" means each date on which a quarterly Compliance Certificate is delivered. The first Margin Determination Date shall be the first such date after June 30, 1997.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Simpson and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document.

     "Net Worth" means, as to Simpson, the consolidated net worth of Simpson and its Subsidiaries.

     "Note" means, as the context may require, either a Revolving Note or a Swing Note.

     "Obligations" means all obligations (monetary or otherwise) of the Borrowers arising under or in connection with this Agreement, the Notes and each other Loan Document.

     "Organic Document" means, relative to any Borrower, its certificate of incorporation or other organizational documents comparable thereto, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

     "Outstandings" means at any time the sum of:

              (a) the aggregate Dollar Amount of the principal amount of all Loans outstanding at such time;

              (b) the aggregate Dollar Amount of the face amount of all Letters of Credit outstanding and undrawn at such time; and

              (c) the aggregate Dollar Amount at such time of Obligations to reimburse drawings under any Letters of Credit which have been paid by the Issuer.

     "Participant" is defined in Section 11.12.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which Simpson or any corporation, trade or business that is, along with Simpson, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     "Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or set forth in the Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.12.

     "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" means any Pension Plan or Welfare Plan.

     "Pounds Sterling" means lawful currency of the United Kingdom.

     "Prime Rate" means a floating rate of interest equal to the higher (redetermined daily) of

              (a) the per annum rate of interest announced by ABN at its office in Chicago, Illinois as its prime rate for Dollar loans; and

              (b)  the Federal Funds Rate plus 1/2%.

(The "prime rate" is set by ABN based upon various factors and is used as a reference for pricing some loans. It is not the best rate available to the customers of ABN at any point in time.) Changes in the rate of interest on that portion of any Loans maintained as Prime Rate Loans will take effect simultaneously with each change in the Prime Rate. The Agent will give notice promptly to the Borrowers and the Lenders of changes in the Prime Rate.

     "Prime Rate Loan" means a Loan in Dollars bearing interest at a fluctuating rate determined by reference to the Prime Rate.

     "Quarterly Payment Date" means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

     "Rate Option" means, with respect to any Loan, a Eurocurrency Rate Loan or Prime Rate Loan.

     "Reimbursement Obligation" is defined in Section 4.6.

     "Release" means a "release", as such term is defined in CERCLA.

     "Required Lenders" means, at any time, any Lenders having Percentages aggregating at least 66 2/3%.

     "Revolving Loan" is defined in Section 2.1.2.

     "Revolving Note" means a promissory note of any Borrower payable to the order of any Lender, in the form of Exhibit B hereto (as such promissory notes may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Significant Subsidiary" means a Subsidiary which accounted for in excess of either 5% of the consolidated assets of Simpson and its Subsidiaries as of the end of the last Fiscal Quarter or 5% of the consolidated revenue of Simpson and its Subsidiaries for the four Fiscal Quarter period ending as of the end of the last Fiscal Quarter.

     "Simpson Guaranty" means the guaranty of Simpson substantially in the form of Exhibit L hereto, as amended, supplemented, restated or otherwise modified from time to time.

     "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act or Uniform Fraudulent Conveyance Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts of liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

     "Spanish Pesetas" means lawful currency of Spain.

     "Stated Amount" of each Letter of Credit means the "Stated Amount" as defined therein.

     "Stated Expiry Date" is defined in Section 4.1.

     "Stated Maturity Date" means June 16, 1998, as such date may be extended pursuant to Section 2.14.

     "Subordinated Debt" means Indebtedness of any Borrower subordinated in form and substance satisfactory to the Agent.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person and (ii) any other entity of which more than 50% of the outstanding capital interest, profit interest or beneficial interest is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

     "Subsidiary Borrower" means each Borrower other than Simpson.

     "Swing Lender" means ABN in its capacity as swing lender hereunder.

     "Swing Loan" is defined in Section 2.7.

     "Swing Note" means a promissory note of Simpson payable to the order of the Swing Lender, in the form of Exhibit C hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Simpson to the Swing Lender resulting from outstanding Swing Loans, and also means any other promissory note accepted from time to time in substitution therefor or renewal thereof.

     "Tangible Net Worth" means, as to Simpson, the consolidated net worth of Simpson and its Subsidiaries after subtracting therefrom the aggregate amount of any intangible assets of Simpson and its Subsidiaries, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

     "Taxes" is defined in Section 5.6.

     "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

     "U.S. Subsidiary" means a Subsidiary of Simpson organized under the laws of a state of the United States or the District of Columbia.

     "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA, of Simpson or any member of its Controlled Group.

     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

     SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

     SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 8.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") in the United States at the time in effect.


                           ARTICLE II

           COMMITMENTS, BORROWING PROCEDURES AND NOTES

     SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees as follows:

     SECTION 2.1.1. Revolving Loan Commitment. From time to time on any Business Day occurring prior to the Commitment Termination Date, each Lender will make Revolving Loans in Dollars and/or other Available Currencies (relative to such Lender, its "Revolving Loans") to any Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Revolving Loans requested by such Borrower to be made on such day; provided, however that the aggregate Dollar Amount of the principal amount of Loans by all the Lenders in currencies other than Dollars shall not at any time exceed $20,000,000 at any time outstanding. On the terms and subject to the conditions hereof, each Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

     SECTION 2.1.2. Commitment to Issue Letters of Credit. From time to time on any Business Day, the Issuer will issue, and each Lender will participate in, the Letters of Credit, in accordance with Article IV.

     SECTION 2.1.3. Lenders Not Permitted or Required To Make Loans or Issue or Participate in Letters of Credit Under Certain Circumstances. No Lender shall be permitted or required to

          (a) make any Loan if, after giving effect thereto, an amount equal to the Dollar Amount of the aggregate outstanding principal amount of all Revolving Loans

               (i) of all Lenders, together with the Dollar Amount of all outstanding Swing Loans and the Dollar Amount of all Letter of Credit Outstandings, would exceed the Commitment Amount, or

               (ii) of such Lender, together with the Dollar Amount of its Percentage of the Dollar Amount of the principal amount of all Swing Loans and the Dollar Amount of its Percentage of all Letter of Credit Outstandings, would exceed such Lender's Percentage of the Commitment Amount; or

          (b) issue (in the case of the Issuer), extend or participate in (in the case of each Lender) any Letter of Credit if, after giving effect thereto

               (i) the Dollar Amount of all Letter of Credit Outstandings together with an aggregate amount equal to the Dollar Amount of the aggregate outstanding principal amount of all Loans would exceed the Commitment Amount, or

               (ii) the Dollar Amount of such Lender's Percentage of all Letter of Credit Outstandings together with an aggregate amount equal to the Dollar Amount of the aggregate outstanding principal amount of all Revolving Loans of such Lender and such Lender's Percentage of the Dollar Amount of the aggregate principal amount of all Swing Loans would exceed such Lender's Percentage of the Commitment Amount.

     For the purposes of this Section 2.1.3, the Dollar Amount of any Loans not denominated in Dollars shall be determined as of the most recent Determination Date for each such Loan.

     SECTION 2.2. Reduction of Commitment Amounts. Simpson may, from time to time on any Business Day, voluntarily reduce the amount of the Commitment Amount; provided, however, that Simpson shall simultaneously reduce the amount of Commitment Amount (as such term is defined in the Companion Agreement) under the Companion Agreement by an equal amount; provided, further, that the Commitment Amount shall not be reduced to an amount less than the Outstandings (after giving effect to any concurrent repayment of Loans); and provided further, that all such reductions shall require at least 5 Business Days' prior notice to the Agent and be permanent, and any partial reduction of such Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $250,000.

     SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 11:00 A.M., New York time, on a Business Day, Simpson may from time to time irrevocably request (on not less than three nor more than five Business Days' notice with respect to a Eurocurrency Rate Loan, and not less than one nor more than five Business Days' notice with respect to Prime Rate Loan) that a Borrowing of Revolving Loans be made to the Borrower specified by Simpson in an Available Currency, if in Dollars, in a minimum amount of $2,000,000 and an integral multiple of $100,000 or if in another Available Currency, in a minimum amount of the Dollar Amount of $2,000,000 and an integral multiple of 100,000 units of such Available Currency, or in the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the same Rate Option of Loans (and, in the case of Eurocurrency Rate Loans, the same Available Currency), and shall be made on the Business Day, specified in such Borrowing Request. The proceeds of each Borrowing shall be advanced to the Borrower specified in the applicable Borrowing Request. On or before 10:00 A.M., New York time, on such Business Day each Lender shall deposit with the Agent same day funds in the applicable Available Currency in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to such accounts which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower specified by Simpson by wire transfer to such accounts as Simpson shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

     SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 11:00 A.M., New York time, on a Business Day, Simpson may from time to time irrevocably elect (on not less than three nor more than five Business Days' notice with respect to a conversion into or a continuation of a Eurocurrency Loan to a Borrower specified by Simpson and not less than one nor more than five Business Days' notice with respect to a conversion into Prime Rate Loan) that all, or any portion in an aggregate minimum amount, if in Dollars of $2,000,000 and an integral multiple of $100,000 or in the case of an Available Currency other than Dollars, in an aggregate minimum amount of the Dollar Amount of $2,000,000 and an integral multiple of 100,000 units of such currency, of any Revolving Loans be, in the case of Prime Rate Loans, converted into Eurocurrency Rate Loans or, in the case of Eurocurrency Rate Loans be converted into Prime Rate Loans or Eurocurrency Rate Loans in another Available Currency or continued as Eurocurrency Rate Loans in the same currency. In the absence of delivery of a Continuation/ Conversion Notice with respect to any Revolving Loan constituting a Eurocurrency Rate Loan by 11:00 A.M. New York time at least three Business Days before the last day of the then current Interest Period with respect thereto, such Eurocurrency Rate Loan shall, on such last day, automatically convert to a Eurocurrency Rate Loan in the same currency having an Interest Period equal to the shorter of
(i) one month and (ii) the number of days in the period from and including such last day to but excluding the Commitment Termination Date; provided that such period determined under this clause (ii) is acceptable to the Agent, otherwise the Loan shall become due and payable. Each such conversion or continuation shall be prorated among the applicable outstanding Loans of such Borrower to all Lenders, and when any Default has occurred and is continuing, no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurocurrency Rate Loans.

     SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurocurrency Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurocurrency Rate Loan; provided, however, that such Eurocurrency Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such Eurocurrency Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Section 5.1, 5.2, 5.3 or 5.4, it shall be conclusively assumed that each Lender elected to fund all Eurocurrency Rate Loans by purchasing deposits, in the interbank eurocurrency market having a maturity corresponding to the Interest Period for such Loan and bearing an interest rate equal to the Eurocurrency Rate for such Loan.

     SECTION 2.6. Notes. The Revolving Loans of each Lender to each Borrower shall be evidenced by a Note of such Borrower, payable to the order of such Lender in an amount equal to the Lender's Revolving Loans. Each Lender shall record in its records, or at its option on the schedule attached to its applicable Note, the date, amount and Available Currency of each Loan made by such Lender thereunder, each repayment or prepayment thereof, and the dates on which the Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of any Borrower hereunder or under any Note to repay the principal amount of each Revolving Loan, together with all interest accruing thereon.

     SECTION 2.7. Swing Line Commitment. From time to time on any Business Day occurring prior to the Commitment Termination Date, the Swing Lender agrees to make loans to Simpson (each such loan, a "Swing Loan") in an aggregate principal amount not to exceed $10,000,000. All Swing Loans shall be in Dollars. On the terms and subject to the conditions hereof, Simpson may from time to time borrow, prepay and reborrow Swing Loans.

     SECTION 2.8.  Borrowing Procedure   Swing Loans.  By delivering a
Borrowing Request to the Swing Lender and the Agent on or before 1:00 p.m., New York time, on a proposed Borrowing Date, Simpson may from time to time irrevocably request that a Borrowing be made in a minimum amount of $2,000,000 and an integral multiple of $100,000. On or before 4:00 P.M., Chicago time, on such Borrowing Date the Swing Lender shall deposit with the Agent same day funds in an amount equal to the requested Borrowing. Such deposit will be made to such accounts which the Agent shall specify from time to time by notice to the Swing Lender. To the extent funds are received from the Swing Lender, the Agent shall make such funds available to Simpson by wire transfer to such accounts as Simpson shall have specified in its Borrowing Request.

     SECTION 2.9. Refunding of Swing Loans. The Swing Lender may, at any time later than five Business Days after the Borrowing Date of a Swing Loan, in its sole and absolute discretion, on behalf of Simpson (which hereby irrevocably directs the Swing Lender to act on its behalf), request each Lender to make a Revolving Loan in Dollars in an amount equal to such Lender's Percentage of the Dollar Amount of the principal amount of the Swing Loans outstanding on the date such notice is given. Unless any of the events described in Section 9.1.9 shall have occurred (in which event the procedures of Section 2.10 shall apply), and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied or the aggregate amount of such Revolving Loans is not in the minimum or integral amount otherwise required hereunder, each Lender shall make the proceeds of its Revolving Loan available to the Agent for the account of the Swing Lender at 10:00 A.M. Chicago time in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be in Dollars and shall be immediately applied to repay the outstanding Swing Loans. All Revolving Loans made pursuant to this Section 2.9 shall be in Dollars and shall be Prime Rate Loans (but, subject to the other provisions of this Agreement, may be converted to Eurocurrency Rate Loans).

     SECTION 2.10. Participations in Swing Loans. (a) If an event described in Section 9.1.9 occurs (or for any reason the Lenders may not make Revolving Loans pursuant to Section 2.9), each Lender will, upon notice from the Agent, purchase from the Swing Lender (and the Swing Lender will sell to each such Lender) an undivided participation interest in all outstanding Swing Loans in an amount equal to its Percentage of the outstanding principal amount of the Swing Loans (and each Lender will immediately transfer to the Agent, for the account of the Swing Lender, in immediately available funds, the amount of its participation).

     (b) Whenever, at any time after the Swing Lender has received payment for any Lender's participation interest in the Swing Loans pursuant to Section 2.10(a), the Swing Lender receives any payment on account thereof, the Swing Lender will distribute to the Agent for the account of such Lender its participation interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participation interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Lender is required to be returned, such Lender will return to the Agent for the account of the Swing Lender any portion thereof previously distributed by the Swing Lender to it in like funds as such payment is required to be returned by the Swing Lender.

     SECTION 2.11. Swing Loan Participation Obligations Unconditional. (a) Each Lender's obligation to make Revolving Loans pursuant to Section 2.9 and/or to purchase participation interests in Swing Loans pursuant to Section
2.10 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Lender, Simpson or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default; (c) any adverse change in the condition (financial or otherwise) of Simpson or any other Person; (d) any breach of this Agreement by Simpson or any other Lender; (e) any inability of Simpson to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any Swing Loan is to be refunded or any participation interest therein is to be purchased; or (f) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     (b) Notwithstanding the provisions of subsection 2.11(a), no Lender shall be required to make any Revolving Loan to Simpson to refund a Swing Loan pursuant to Section 2.9 or to purchase a participation interest in a Swing Loan pursuant to Section 2.10 if, prior to the making by the Swing Lender of such Swing Loan, the Swing Lender received written notice (i) from a Lender specifying that such Lender believes in good faith that one or more of the conditions precedent to the making of such Swing Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Loan or (ii) from Simpson that a Default has occurred and is continuing; provided that the obligation of such Lender to make such Revolving Loans and to purchase such participation interests shall be reinstated upon the earlier to occur of (x) the date on which such Lender or Simpson, as applicable, notifies the Swing Lender that its prior notice has been withdrawn and (y) the date on which all conditions precedent to the making of such Swing Loan have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).

     SECTION 2.12. Conditions to Swing Loans. Notwithstanding any other provision of this Agreement, the Swing Lender shall not be obligated to make any Swing Loan if a Default exists or would result therefrom.

     SECTION 2.13. Swing Note. The Swing Loans shall be evidenced by the Swing Note of Simpson, payable to the order of the Swing Lender in an amount equal to the Swing Loans. The Swing Lender shall record in its records, or at its option on the schedule attached to such Swing Note, the date and amount of each Swing Loan and each repayment or prepayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Swing Note. The failure to so record or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Simpson hereunder or under the Swing Note to repay the principal amount of each Swing Loan, together with all interest accruing thereon.

     SECTION 2.14. Stated Maturity Date Extension. (a) Simpson may, by notice to the Agent given not more than 60 days and not less than 45 days prior to the scheduled Stated Maturity Date (the "Extension Request Date"), request that the Lenders extend the Stated Maturity Date for 364 days from the then scheduled Stated Maturity Date. The Agent shall notify the Lenders of its receipt of any notice given pursuant to this Section 2.14(a) within two Business Days after the Agent's receipt thereof. Each Lender (a "Consenting Lender") may, by irrevocable notice to Simpson and the Agent delivered to Simpson and the Agent not later than 30 days after the Extension Request Date (the "Consent Period"), consent to such extension of the Stated Maturity Date, which consent may be given or withheld by each Lender in its absolute and sole discretion. No extension shall be effective (i) unless consented to by Lenders holding at least 66 % of the Commitments and (ii) if as of the Stated Maturity Date, prior to the effectiveness of the extension, (i) any representation or warranty set forth in Article VII hereof shall not be true and correct with the same effect as if then made or (ii) any Default shall have occurred and be continuing.

     (b) Withdrawing Lenders. No extension pursuant to Section 2.14(a) shall be effective with respect to a Lender that either (i) by a notice (a "Withdrawal Notice") delivered to Simpson and the Agent, declines to consent to such extension or (ii) has failed to respond to Simpson and the Agent within the Consent Period (each such Lender giving a Withdrawal Notice or failing to respond in a timely manner being "Withdrawing Lender").

     (c) Replacement of Withdrawing Lender. Simpson shall have the right during the period following the end of the Consent Period until the then scheduled Stated Maturity Date to replace the Withdrawing Lender with an existing Lender or a new Lender who consents to the extension of the Stated maturity Date (a "Replacement Lender"), in the case of a new Lender, with the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed. In the event Simpson has not replaced the Withdrawing Lender within said period, the Stated Maturity Date shall not be extended.

     (d) Assignment by Withdrawing Lender. A Withdrawing Lender shall be obliged, at the request of Simpson and subject to the Withdrawing Lender receiving payment in full of all amounts owing to it under this Agreement concurrently with the effectiveness of an assignment, to assign, without recourse or warranty and pursuant to the terms of Section 11.11.1 hereof, all of its rights and obligations hereunder to any Replacement Lender nominated by the Borrower and willing to accept such assignment provided that if the Replacement Lender or the Withdrawing Lender shall suffer any loss as a result of such assignment during an Interest Period, Simpson shall reimburse such Lender therefor. The amount of any such loss shall be certified to Simpson by such Lender, which certificate shall be conclusive absent manifest error.

     (e) Scheduled Stated Maturity Date. If the scheduled Stated Maturity Date shall have been extended in respect of Consenting Lenders and any Replacement Lender in accordance with Section 2.14, all references herein and in any Note to the "Stated Maturity Date" shall refer to the Stated Maturity Date as so extended.

                           ARTICLE III

            REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

     SECTION 3.1. Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date.

          (a) Prior thereto, any Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part without penalty or premium, of the outstanding principal amount of any Loans; provided, however, that

               (i) any such prepayment shall be made to the Agent and shall be applied to Loans as the prepaying Borrower may specify and on a pro rata basis to the accounts of Loans of the same Rate Option and having the same Interest Period of all Lenders;

               (ii) no such prepayment of any Eurocurrency Rate Loan may be made on any day other than the last day of the Interest Period for such Loan;

               (iii) all such voluntary prepayments shall require at least three but no more than five Business Days' prior written notice to the Agent which notice shall be irrevocable once given; and

               (iv) all such voluntary partial prepayments shall be in an aggregate minimum Dollar Amount of $2,000,000 and an integral multiple of 100,000 units of the Available Currency;

          (b) In addition, the Borrowers shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Section 2.2, make a mandatory prepayment of outstanding Loans to the Agent equal to the excess, if any, of the aggregate Outstandings over the Commitment Amount as so reduced;

          (c) In addition, the Borrowers shall, on each Determination Date for any Borrowing of Eurocurrency Loans on which the Dollar Amount of the Outstandings of the Borrowers exceed (as the result of fluctuations in applicable foreign exchange rates or otherwise) the then Commitment Amount, make a mandatory repayment to the Agent of Loans outstanding in an aggregate Dollar Amount equal to the excess of

               (x)  the aggregate Outstandings; over

               (y)  the then Commitment Amount;

          (d) Each Borrower shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 9.2 or
     Section 9.3, repay all Loans, unless, pursuant to Section 9.3, only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 5.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

     SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in the applicable Available Currency in accordance with this Section 3.2.

     SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the applicable Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

          (a) on that portion of the Loans maintained from time to time as a Prime Rate Loan, equal to the sum of the Prime Rate from time to time in effect plus the applicable Margin; and

          (b) on that portion of the Loans maintained as a Eurocurrency Rate Loan, during each Interest Period applicable thereto, equal to the sum of the applicable Eurocurrency Rate (Reserve Adjusted) for such Interest Period plus the applicable Margin.

     SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date or upon acceleration), or after any other monetary Obligation of any Borrower shall have become due and payable, the Borrowers agree to pay, but only to the extent permitted by law, interest (after as well as before judgment) on Prime Rate Loans at a rate per annum equal to the Prime Rate plus a margin of 2% and on Eurocurrency Rate Loans at a rate per annum equal to 2% in excess of the rate otherwise applicable until the end of the then applicable Interest Period and thereafter at a rate equal to 2.75% per annum on the Eurocurrency Rate (Reserve Adjusted) for Interest Periods not to exceed one month as determined by the Agent; provided that any Eurocurrency Rate Loan denominated in Dollars shall convert to a Prime Rate Loan at the end of the applicable Interest Period.

     SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

          (a)  on the Stated Maturity Date therefor;

          (b) on the date of any payment or prepayment of any Eurocurrency Rate Loans, in whole or in part, of principal outstanding on such Eurocurrency Rate Loan;

          (c) with respect to Prime Rate Loans, on each Quarterly Payment Date occurring after the date of the initial Borrowing hereunder;

          (d) with respect to Eurocurrency Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on a date three months after the commencement of said Interest Period, or if not a Business Day, on the next Business Day unless said next Business Day is in the next calendar month then on the preceding Business Day); and

          (e) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable by the applicable Borrower upon demand.

     SECTION 3.3. Fees. The Borrowers agree to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

     SECTION 3.3.1.  Commitment Fee.

          (a) Simpson agrees to pay to the Agent for the account of each Lender, for the period (including any portion thereof when its Commitment is suspended by reason of the Borrowers' inability to satisfy any condition of Article VI) commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee on such Lender's Percentage of the average daily Dollar Amount of the unused portion of the Loan Commitment Availability at the rate of 0.10% per annum;

          (b) For purposes of determining the commitment fee, the average daily Dollar Amount of all outstanding Loans and the unused portion of the Loan Commitment Availability shall be determined as of each applicable Determination Date; and

          (c) Such fee shall be payable in Dollars in immediately available funds in arrears on each Quarterly Payment Date.

     SECTION 3.3.2. Arrangement Fee; Agent's Fee. Simpson agrees to pay to the Agent for its own account, a non-refundable arrangement fee, and, thereafter, a non-refundable annual fee, in such amounts and payable at such times as has been agreed upon between the Agent and Simpson in the fee letter dated April 4, 1997 (as amended from time to time).

     SECTION 3.3.3. Letter of Credit Face Amount Fee. The applicable Borrower agrees to pay to the Agent, for the account of the Lenders, a fee for each Letter of Credit issued on the application of such Borrower for the period from and including the date of the issuance of such Letter of Credit to (but not including) the date upon which such Letter of Credit expires, at a per annum rate equal to the applicable Margin of the face amount of such Letter of Credit (which face amount shall be reduced by any reductions in such Letters of Credit pursuant to Section 4.1(d) hereof). Such fee shall be payable in immediately available funds in advance on the date of issuance of each Letter of Credit and on each Quarterly Payment Date thereafter. No portion of such fee shall be refunded after payment.

     SECTION 3.3.4. Letter of Credit Fronting Fee. The applicable Borrower agrees to pay to the Issuer for its own account a fronting fee for each Letter of Credit issued on the application of such Borrower for the period from and including the date of the issuance of such Letter of Credit to (but not including) the date upon which each Letter of Credit expires, of 0.02% (in the case of a standby Letter of Credit) or 0.05% (in the case of a commercial Letter of Credit) of the face amount of such Letter of Credit (which face amount shall be reduced by any reductions in such Letters of Credit pursuant to Section 4.1(c) hereof). Such fee shall be payable in immediately available funds on the date of issuance of such Letter of Credit.

     SECTION 3.3.5. Letter of Credit Administrative Fee. The Borrowers agree to pay to the Agent, for the account of the Issuer, the amounts set forth in Section 4.3.


                            ARTICLE IV

                        LETTERS OF CREDIT

     SECTION 4.1. Issuance Requests. By delivering to the Agent and the Issuer an Issuance Request on or before 10:00 A.M., New York time, any Borrower may request, from time to time prior to the Commitment Termination Date and on not less than three nor more than ten Business Days' notice, that the Issuer issue an irrevocable letter of credit in substantially the form of Exhibit D hereto, or in such other form as may be requested by a Borrower and approved by the Issuer (each a "Letter of Credit"), in support of financial obligations of such Borrower incurred in such Borrower's ordinary course of business and which are described in such Issuance Request. Upon receipt of an Issuance Request, the Agent shall promptly notify the Lenders thereof. Each Letter of Credit shall by its terms:

          (a)  be issued in Dollars;

          (b) be issued in a Stated Amount which does not exceed (or would not exceed) the then Letter of Credit Availability;

          (c) be stated to expire on a date (its "Stated Expiry Date") no later than the earlier of (i) one year from the date of issuance, or
     (ii) the Commitment Termination Date; and

          (d)  on or prior to its Stated Expiry Date

               (i) terminate immediately upon notice to the Issuer thereof from the beneficiary thereunder that all obligations covered thereby have been terminated, paid, or otherwise satisfied in full, or

               (ii) reduce in part immediately and to the extent the beneficiary thereunder has notified the Issuer thereof that the obligations covered thereby have been paid or otherwise satisfied in part.

So long as no Default has occurred and is continuing and subject to the conditions set forth in this Agreement, by delivery to the Issuer and the Agent of an Issuance Request at least three but not more than ten Business Days prior to the Stated Expiry Date of any Letter of Credit, such Borrower may request the Issuer to extend the Stated Expiry Date of such Letter of Credit for an additional period not to extend beyond the Commitment Termination Date.

     SECTION 4.2. Issuances and Extensions. On the terms and subject to the conditions of this Agreement (including Article VI), the Issuer shall issue Letters of Credit, and extend the Stated Expiry Dates of outstanding Letters of Credit, in accordance with the Issuance Requests made therefor.
The Issuer will make available the original of each Letter of Credit which it issues in accordance with the Issuance Request therefor to the beneficiary thereof (and will promptly notify each of the Lenders of the issuance) and will notify the beneficiary under any Letter of Credit of any extension of the Stated Expiry Date thereof.

     SECTION 4.3. Expenses. Each Borrower agrees to pay to the Agent for the account of the Issuer with respect to each Letter of Credit issued on the application of such Borrower all standard administrative expenses of the Issuer in connection with the issuance, maintenance, modification (if any) and administration of each Letter of Credit issued by the Issuer at the request of the Borrower upon demand from time to time.

     SECTION 4.4. Other Lenders' Participation. Each Letter of Credit issued pursuant to Section 4.2 shall, effective upon its issuance and without further action, be issued on behalf of all Lenders (including the Issuer thereof) pro rata according to their respective Percentages. Each Lender shall, to the extent of its Percentage (unless the Issuer shall have received written notice that the conditions precedent to the issuance of such Letter of Credit had not occurred prior to such issuance), be deemed irrevocably to have participated in the issuance of such Letter of Credit and shall be responsible to reimburse promptly the Issuer thereof for Reimbursement Obligations which have not been reimbursed by the applicable Borrower in accordance with
Section 4.5, or which have been reimbursed by the applicable Borrower but must be returned, restored or disgorged by the Issuer for any reason, and each Lender shall, to the extent of its Percentage, be entitled to receive from the Agent a ratable portion of the letter of credit fees received by the Agent pursuant to Section 3.3.3, with respect to each Letter of Credit. In the event that the applicable Borrower shall fail to reimburse the Issuer, or if for any reason Revolving Loans shall not be made to fund any Reimbursement Obligation, all as provided in Section 4.5 and in an amount equal to the amount of any drawing honored by the Issuer under a Letter of Credit issued by it, or in the event the Issuer must for any reason return or disgorge such reimbursement, the Issuer shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Issuer, whether or not any Default shall have occurred and be continuing, an amount equal to its respective participation in same day or immediately available funds at the office of the Issuer specified in such notice not later than 10:00 A.M., New York time, on the Business Day after the date the Lenders are notified by the Issuer. In the event that any Lender fails to make available to the Issuer the amount of such Lender's participation in such Letter of Credit as provided herein, the Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for three Business Days (together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time) and thereafter at the Prime Rate plus 2%. Nothing in this Section shall be deemed to prejudice the right of any Lender to recover from the Issuer any amounts made available by such Lender to the Issuer pursuant to this Section in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuer in respect of which payment was made by such Lender constituted gross negligence or wilful misconduct on the part of the Issuer. The Issuer shall distribute to each other Lender which has paid all amounts payable by it under this Section with respect to any Letter of Credit issued by the Issuer such other Lender's Percentage of all payments received by the Issuer from the applicable Borrower in reimbursement of drawings honored by the Issuer under such Letter of Credit when such payments are received.

     SECTION 4.5. Disbursements. The Issuer will notify the applicable Borrower and the Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date (a "Disbursement Date") such payment shall be made. Subject to the terms and provisions of such Letter of Credit, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 10:00 A.M., New York time, on the Disbursement Date, the applicable Borrower will reimburse the Issuer for all amounts which it has disbursed under the Letter of Credit. To the extent the Issuer is not reimbursed in full in accordance with the third sentence of this Section, the Borrower's Reimbursement Obligation shall accrue interest
(i) during the three days following the Disbursement Date at the Prime Rate and (ii) thereafter at the Prime Rate plus a margin of 2% per annum, payable on demand. In the event the Issuer is not reimbursed by the applicable Borrower on the Disbursement Date (other than upon a deemed Disbursement under Section 4.7 when an actual Disbursement has not been made), or if the Issuer must for any reason return or disgorge such reimbursement, the Lenders (including the Issuer) shall, on the terms and subject to the conditions of this Agreement, fund the Reimbursement Obligation therefor by making Revolving Loans which shall be Prime Rate Loans (the applicable Borrower being deemed to have given a timely Borrowing Request therefor for such amount); provided, however, for the purpose of determining the availability of the Commitments to make Revolving Loans immediately prior to giving effect to the application of the proceeds of such Revolving Loans, such Reimbursement Obligation shall be deemed not to be outstanding at such time.

     SECTION 4.6. Reimbursement. The obligation of each Borrower (a "Reimbursement Obligation") under Section 4.5 to reimburse the Issuer with respect to each Disbursement (including interest thereon) with respect to each Letter of Credit issued on such Borrower's application, and each Lender's obligation to make participation payments in each drawing which has not been reimbursed by the Borrower, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which the applicable Borrower may have or have had against any Lender or any beneficiary of a Letter of Credit, including any defense based upon the occurrence of any Default, any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer's opinion, such Disbursement conforms to the terms of the applicable Letter of Credit, unless such determination is the result of the Issuer's gross negligence or wilful misconduct) or any non-application or misapplication by the beneficiary of the proceeds of such Disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit; provided, however, that nothing herein shall adversely affect the right of the applicable Borrower to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of the Issuer.

     SECTION 4.7. Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default or the occurrence of the Commitment Termination Date, an amount equal to that portion of Letter of Credit Outstandings attributable to outstanding and undrawn Letters of Credit shall, at the election of the Issuer acting on instructions from the Required Lenders, and without demand upon or notice to the applicable Borrower, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by the Issuer to the Agent and the applicable Borrower of its obligations under this Section, the applicable Borrower shall be immediately obligated to reimburse the Issuer the amount deemed to have been so paid or disbursed by the Issuer. Any amounts so received by the Issuer from the applicable Borrower pursuant to this Section shall be held as collateral security for the repayment of the applicable Borrower's obligations in connection with the Letters of Credit issued by the Issuer. At any time when such Letters of Credit shall terminate and all Obligations of the Issuer are either terminated or paid or reimbursed to the Issuer in full, the Obligations under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from the Issuer), and the Issuer will return to the Borrowers the excess, if any, of

          (a) the aggregate amount deposited by the applicable Borrower with the Issuer and not theretofore applied by the Issuer to any Reimbursement Obligation or other Obligation over

          (b) the aggregate amount of all Reimbursement Obligations to the Issuer pursuant to this Section, as so adjusted and other Obligations.

At such time when all Events of Default shall have been cured or waived or when all Obligations of the Borrowers shall have been terminated, paid, or otherwise satisfied in full, the Issuer shall return to the Borrowers all amounts then on deposit with the Issuer pursuant to this Section.

     SECTION 4.8. Nature of Reimbursement Obligations. The Borrowers shall assume all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuer nor any Lender (except to the extent of its own gross negligence or wilful misconduct) shall be responsible for:

          (a) the form, genuineness, or legal effect of any Letter of Credit or the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

          (b) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

          (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

          (d) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise; or

          (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit or of the proceeds thereof.

     SECTION 4.9.  Increased Costs; Indemnity.  If by reason of

          (a) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement, or

          (b) compliance by the Issuer or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority, including Regulation D of the F.R.S.
     Board:

               (i) the Issuer or any Lender shall be subject to any tax (other than taxes on net income and franchises), levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Article IV, whether directly or by such being imposed on or suffered by the Issuer or any Lender;

               (ii) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Issuer or participations therein purchased by any Lender; or

               (iii) there shall be imposed on the Issuer or any Lender any other condition regarding this Article IV, any Letter of Credit or any participation therein;

and the result of the foregoing is directly or indirectly to increase the cost to the Issuer or such Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce any amount receivable in respect thereof by the Issuer or such Lender, then and in any such case the Issuer or such Lender may, at any time after the additional cost is incurred or the amount received is reduced, notify the Borrower on whose application such Letter of Credit was issued thereof, and such Borrower agrees to pay no later than three days after demand such amounts as the Issuer or Lender may specify to be necessary to compensate the Issuer or Lender for such additional cost or reduced receipt, together with interest on such amount from the date due until payment in full thereof at a rate equal at all times to the Prime Rate plus 2% per annum. The determination by the Issuer or Lender, as the case may be, of any amount due pursuant to this Section, as set forth in a statement setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto. In addition to amounts payable as elsewhere provided in this Article IV, the Borrower on whose application such Letter of Credit was issued agrees to protect, indemnify, pay and save the Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which the Issuer may incur or be subject to as a consequence, direct or indirect, of

          (c) the issuance of any Letter of Credit, other than as a result of the gross negligence or wilful misconduct of the Issuer as determined by a court of competent jurisdiction or other than with respect to the validity, sufficiency or accuracy of any Letter of Credit, or

          (d) the failure of the Issuer to honor a drawing under any Letter of Credit requested by such Borrower as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

     SECTION 4.10. Uniform Customs. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revisions, ICC Publication No. 500.


                           ARTICLE V

          CERTAIN EUROCURRENCY RATE AND OTHER PROVISIONS

     SECTION 5.1. Eurocurrency Rate Lending Unlawful. If any Lender shall determine in good faith (which determination shall, upon notice thereof to the Borrowers and the Lenders, be conclusive and binding) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurocurrency Rate Loan of a certain Available Currency, the obligations of all Lenders to make, continue, maintain or convert into any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all Eurocurrency Rate Loans of such Available Currency shall automatically convert into Prime Rate in an amount equal to the Dollar Amount thereof at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

     SECTION 5.2. Deposits Unavailable. If the Agent shall have determined that

          (a) deposits in the relevant Available Currency in the relevant amount and for the relevant Interest Period are not available to ABN in its relevant market; or

          (b) by reason of circumstances affecting ABN's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurocurrency Rate Loans of such type,

then, upon notice from the Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Eurocurrency Rate Loans of such Available Currency shall forthwith be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 5.3.  Increased Eurocurrency Rate Loan Costs, etc.  Each
Borrower agrees to reimburse any Lender if, as a result of any change in any law, regulation, treaty or directive, or in any regulatory interpretation or application thereof or compliance by such Lender with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or central bank

          (i) the basis of taxation of payments to such Lender of the principal of or interest on any Eurocurrency Rate Loan (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office) is changed;

          (ii) any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, such Lender are imposed, modified or deemed applicable; or

          (iii) any other condition affecting this Agreement or any Eurocurrency Rate Loan is imposed on the interbank eurocurrency market;

and such Lender determines that, by reason thereof, the cost to such Lender of making or maintaining any of the Eurocurrency Rate Loans is actually increased, or the amount of any sum receivable by such Lender hereunder in respect of any of the Eurocurrency Rate Loans is actually reduced; then the applicable Borrower shall pay to such Lender within three Business Days after demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to the applicable Borrower) such additional amount or amounts as will compensate such Lender for such additional cost or reduction to the extent such cost or reduction has not been provided for in the calculation of the Eurocurrency Reserve Percentage. Determinations by such Lender for purposes of this section of the additional amounts required to compensate such Lender in respect of the foregoing shall be rebuttably presumed to be correct.

     SECTION 5.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurocurrency Rate Loan) as a result of

          (a) any conversion or repayment or prepayment of the principal amount of any Eurocurrency Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to
     Section 3.1 or otherwise;

          (b) any Loans not being made as Eurocurrency Rate Loans in accordance with the Borrowing Request therefor; or

          (c) any Loans not being continued as, or converted into, Eurocurrency Rate Loans in accordance with the Continuation/Conversion Notice therefor,

then, the applicable Borrower agrees that upon the written notice of such Lender (with a copy to the Agent), such Borrower shall pay directly to such Lender upon demand such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     SECTION 5.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments, issuance of or participation in Letters of Credit or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender, the Borrowers agree immediately to pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

     SECTION 5.6. Taxes. All payments by any of the Borrowers of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the applicable Borrower agrees to

          (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

          (c) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the applicable Borrower agrees to promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

     If the applicable Borrower fails to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the applicable Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 5.6, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

     Upon the request of Simpson or the Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to Simpson and the Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as Simpson or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

     Notwithstanding anything to the contrary herein, the Borrowers shall not be responsible for any Taxes on the transfer by assignment or sale of a participation of any interest herein, nor shall the liability of the Borrowers under this Section 5.6 be increased by reason of any assignment or sale of a participation, except upon any change in law arising after said assignment or sale.

     SECTION 5.7.  Payments, Computations, etc.

          (a) Currency of Payments. Each payment on account of an amount due from any Borrower hereunder shall be made by such Borrower to the Agent for the pro rata account of the Lenders entitled to receive such payment in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Upon request, the Agent will give the applicable Borrower a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error. The obligation of the Borrowers to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Agent of the full amount in the appropriate currency payable hereunder. Each Borrower agrees that its obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

          (b) Conversion of Currencies. If for the purpose of obtaining judgment in any court it is necessary to convert an amount in any currency due from the Borrowers hereunder (hereinafter called the "Original Currency") into another currency (hereinafter called the "Other Currency"), the rate of exchange which shall be applied shall, to the fullest extent permitted by applicable law, be that at which the Agent could purchase, in Chicago, Illinois, in accordance with normal banking procedures, the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given.

          (c) Remittance to Lenders; Basis for Payments. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Prime Rate Loan (other than when calculated with respect to the Federal Funds Rate) or Eurocurrency Rate Loans denominated in Pounds Sterling, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to Eurocurrency Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

          (d) Place of Payment. All payments hereunder shall be made to Agent in immediately available funds prior to 10:00 A.M., Chicago time on the date due at its office at 335 Madison Ave., N.Y., N.Y. 10017, or at such other place as may be designated by the Agent to Simpson in writing. Any payments received after such time shall be deemed received on the next succeeding Business Day. The Agent may, but shall not be obligated to, charge the account of any Borrower for the payment when due of all amounts payable by such Borrower hereunder.

     SECTION 5.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 5.3, 5.4 and 5.5) or Letter of Credit in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them and/or Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

          (a) the amount of such selling Lender's required repayment to the purchasing Lender to

          (b)  the total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 5.9) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

     SECTION 5.9. Setoff. Each Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 9.1.9 or any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of each such Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 5.8. Each Lender agrees promptly to notify the applicable Borrower and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

     SECTION 5.10. Use of Proceeds. The Borrowers shall use the proceeds of each Borrowing to finance acquisitions and for general corporate purposes.


                           ARTICLE VI

                       CONDITIONS PRECEDENT

     SECTION 6.1. Initial Credit Extension. The obligations of the Lenders to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this
Section 6.1.

     SECTION 6.1.1. Resolutions, etc. The Agent shall have received from each Borrower a certificate, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

          (a) certified copies of its articles of incorporation and by-laws or comparable documentation in the case of foreign Borrowers;

          (b) resolutions of its board of directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to be executed by it;

          (c) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it; and

          (d) the incumbency and signature of the chief financial officer, the treasurer and any assistant treasurer of Simpson;

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of such Borrower canceling or amending such prior certificate.

     SECTION 6.1.2. Delivery of Notes. The Agent shall have received, for the account of each Lender, its Notes duly executed and delivered by the Borrowers.

     SECTION 6.1.3. Outstanding Indebtedness, etc. (a) All Indebtedness under that Third Amended and Restated Revolving Credit Agreement, dated as of August 1, 1996, between the Borrower and Comerica Bank, a Michigan Banking Corporation, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Borrowing) and the related commitments terminated; and all Liens securing payment of any such Indebtedness have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

     (b) The Borrowers shall have obtained and delivered any amendments to agreements regarding Indebtedness existing as of the Effective Date which are necessary to permit the transactions contemplated by this Agreement.

     SECTION 6.1.4. Delivery of Simpson Guaranty. The Agent shall have received the Simpson Guaranty duly executed and delivered by Simpson.

     SECTION 6.1.5. Opinions of Counsel. The Agent shall have received the opinion, dated the date of the initial Borrowing and addressed to the Agent and all Lenders, from Dykema Gossett PLLC, substantially in the form of
Exhibit I hereto.

     SECTION 6.1.6. Regulatory Restriction. All regulatory approvals and licenses necessary to the execution, delivery and performance of the Agreement and the Loan Documents shall have been obtained and be in full force and effect and such execution, delivery and performance shall not be prohibited or restricted in any material way pursuant to any law or regulation.

     SECTION 6.1.7. Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 11.3, if then invoiced.

     SECTION 6.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 6.2.

     SECTION 6.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 9.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of any Borrowing) the following statements shall be true and correct

          (a) the representations and warranties set forth in Article VII (excluding, however, those contained in Section 7.8) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

          (b) except as disclosed by the Borrowers to the Agent and the Lenders pursuant to Section 7.8

               (i) no litigation, arbitration, or governmental investigation, proceeding or inquiry shall be pending or, to the knowledge of the Borrowers, threatened against any Borrower which, if adversely determined, would materially adversely affect the business, operations, assets, revenues or financial condition of Simpson and its Subsidiaries taken as a whole; and

               (ii) no development shall have occurred in any such litigation, arbitration or governmental investigation, proceeding or inquiry so disclosed, which, if adversely determined, would materially adversely affect the business, operations, assets, revenues or financial condition of Simpson and its Subsidiaries taken as a whole.

          (c) no Default shall have then occurred and be continuing, and neither Simpson nor any of its Subsidiaries are in violation of any applicable law or governmental regulation or court order or decree which would materially adversely affect the business, operations, assets, revenues or financial condition of Simpson and its Subsidiaries taken as a whole.

     SECTION 6.2.2. Credit Request. The Agent shall have received the related Borrowing Request or Issuance Request, as the case may be, for such Credit Extension, which Borrowing Request or Issuance Request will include a statement that all conditions to such Borrowing have been met. Each of the delivery of a Borrowing Request or an Issuance Request and the acceptance by any Borrower of the proceeds of the Borrowing or the issuance of the Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) or the issuance of the Letter of Credit, as applicable, the statements made in Section 6.2.1 are true and correct.

     SECTION 6.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Borrower or any other Subsidiary shall be satisfactory in form and substance to the Agent and its counsel; the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may reasonably request.


                          ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders and the Agent to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrowers represent and warrant unto the Agent and each Lender as set forth in this Article VII.

     SECTION 7.1. Organization, etc. Each of the Borrowers is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or properties requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

     SECTION 7.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each of the Borrowers of this Agreement, the Notes and each other Loan Document executed or to be executed by it, are within each such Borrower's powers, have been duly authorized by all necessary action, and do not

          (a)  contravene such Borrower's Organic Documents;

          (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Borrower; or

          (c) result in, or require the creation or imposition of, any Lien on any of such Borrower's properties.

     SECTION 7.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any of the Borrowers of this Agreement, the Notes or any other Loan Document to which it is a party. No Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     SECTION 7.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by each of the Borrowers will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms.

     SECTION 7.5. Financial Information. The consolidated balance sheets of Simpson as at December 31, 1996, and the related consolidated statements of earnings and cash flow of Simpson, copies of which have been furnished to the Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

     SECTION 7.6. No Material Adverse Change. Since the date of the financial statements described in Section 7.5, there has been no material adverse change in the financial condition, operations, assets, business or properties of Simpson and its Subsidiaries taken as a whole.

     SECTION 7.7.  Environmental Warranties.  Except as set forth in Item
7.7 ("Environmental Matters") of the Disclosure Schedule:

          (a) all facilities and property (including underlying groundwater) owned or leased by Simpson or any of its Subsidiaries have been, and continue to be, owned or leased by Simpson and its Subsidiaries in material compliance with all Environmental Laws;

          (b) there have been no past, and there are no pending or to Simpson's knowledge threatened

               (i) claims, complaints, notices or requests for information received by Simpson or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

               (ii) complaints, notices or inquiries to Simpson or any of its Subsidiaries regarding potential liability under any Environmental Law;

          (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by Simpson or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or properties of Simpson and its Subsidiaries;

          (d) Simpson and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

          (e) no property now or previously owned or leased by Simpson or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

          (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Simpson or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or properties of Simpson and its Subsidiaries;

          (g) neither Simpson nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Simpson or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by Simpson or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or properties of Simpson and its Subsidiaries; and

          (i) no conditions exist at, on or, to Simpson's knowledge, under any property now or previously owned or leased by Simpson or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

     SECTION 7.8. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Borrower, threatened litigation, action, proceeding, or labor controversy affecting Simpson or its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which may materially adversely affect the financial condition, operations, assets, business or properties of Simpson and its Subsidiaries taken as a whole or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, except as disclosed in
Item 7.8 ("Litigation") of the Disclosure Schedule.

     SECTION 7.9. Subsidiaries. Neither Simpson nor any other Borrower has any Subsidiaries or Significant Subsidiaries other than those

          (a) which are identified in Item 7.9 ("Existing Subsidiaries") of the Disclosure Schedule; or

          (b)  which are permitted to have been acquired in accordance with
     Section 8.2.4 or 8.2.5.

     SECTION 7.10. Ownership of Properties. Each Borrower and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 8.2.2.

     SECTION 7.11. Taxes. Each Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it (unless any extension period properly obtained with respect thereto shall not have expired) and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION 7.12. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by Simpson or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 7.12 ("Employee Benefit Plans") of the Disclosure Schedule, neither Simpson nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     SECTION 7.13. Regulations G, U and X. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

     SECTION 7.14. Accuracy of Information. All material factual information heretofore or contemporaneously furnished by or on behalf of any Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement is, and all other such material factual information hereafter furnished by or on behalf of such Borrower to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

     SECTION 7.15. Solvency.  Each Subsidiary Borrower is Solvent.


                           ARTICLE VIII

                            COVENANTS

     SECTION 8.1. Affirmative Covenants. The Borrowers agree with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrowers will perform the obligations set forth in this Section 8.1.

     SECTION 8.1.1. Legal Existence. Each Borrower shall, and shall cause each Subsidiary to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses, franchises and contracts necessary or desirable in the normal conduct of its business;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     SECTION 8.1.2. Financial Information, Reports, Notices, etc. Simpson will furnish, or will cause to be furnished, to each Lender and the Agent copies of the following financial statements, reports, notices and information:

          (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Simpson, consolidated balance sheets of Simpson and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Simpson and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer, treasurer or assistant treasurer of Simpson;

          (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of Simpson a copy of the annual audit report for such Fiscal Year for Simpson and its Subsidiaries, including therein consolidated balance sheets of Simpson and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Simpson and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner reasonably acceptable to the Agent and the Required Lenders by KPMG Peat Marwick or other independent public accountants reasonably acceptable to the Agent and the Required Lenders, together with a report from such accountants containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 8.2.3 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

          (c) as soon as available and in any event within 90 days after the end of each Fiscal Year of Simpson, consolidating balance sheets of Simpson and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow of Simpson and its Subsidiaries for such Fiscal Year, in each case certified by the chief financial officer, treasurer or assistant treasurer of Simpson.

          (d) as soon as possible and in any event within 90 days after the end of each Fiscal Year of Simpson, annual financial projections for the following three Fiscal Years;

          (e) together with the delivery of financial statements in clauses (a) and (b) above, a Compliance Certificate showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent) compliance with the financial covenants set forth in Section 8.2.3 and stating that no Default has occurred and is continuing;

          (f) as soon as possible and in any event within five days after any officer of a Borrower shall be aware of the occurrence of each Default (other than a Default described in Section 9.1.1 or Section 9.1.5), a statement of the chief financial officer, treasurer or assistant treasurer of Simpson setting forth details of such Default and the action which the applicable Borrower has taken and proposes to take with respect thereto;

          (g)  immediately upon the occurrence of any Default described in
     Section 9.1.1 or Section 9.1.5, a statement of the chief financial officer, treasurer or assistant treasurer of Simpson setting forth details of such Default and the action which Simpson has taken and proposes to take with respect thereto;

          (h) within ten days after the sending or filing thereof, copies of all reports which Simpson sends to any of its securityholders, and all reports and registration statements which Simpson or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

          (i)  as soon as possible and in any event within five days after
     (x) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy described in
     Section 7.8 or (y) the commencement of, and if and when applicable, the subsequent occurrence of any material adverse development with respect to, any labor controversy, litigation, action, proceeding, in each case, of the type described in Section 7.8, notice thereof and copies of all documentation relating thereto;

          (j) immediately upon becoming aware of the institution of any steps by any Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower or Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of any Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

          (k) such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

     SECTION 8.1.3. Compliance with Laws, etc. Each Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, where noncompliance would result in a material adverse effect on the financial condition, operations, assets, business or properties of Simpson and its Subsidiaries taken as a whole, such compliance to include (without limitation):

          (a) the maintenance and preservation of its legal existence and qualification as a foreign corporation; and

          (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION 8.1.4. Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless such Borrower determines in good faith that the continued maintenance of any of its, or its Subsidiaries' properties is no longer economically desirable.

     SECTION 8.1.5. Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types, in such amounts and with such deductibles as is customary in the case of similar businesses and will, upon request of the Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of Simpson setting forth the nature and extent of all insurance maintained by Simpson and its Subsidiaries in accordance with this Section.

     SECTION 8.1.6. Books, Records and Access. Subject to Section 8.1.2, each Borrower will maintain, and cause each of its Subsidiaries to maintain, complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Each Borrower will permit, and cause each of its Subsidiaries to permit, access by the Lenders to the books and records of each Borrower and each of its Subsidiaries during normal business hours and permit, and cause each Subsidiary to permit, the Lenders to make copies of such books and records.

     SECTION 8.1.7. Environmental Covenant. Each Borrower will, and will cause each of its Subsidiaries to,

          (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

          (b) immediately notify the Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws; and

          (c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 8.1.7.

     SECTION 8.1.8. Guaranty. The Borrowers shall cause each U.S. Subsidiary which is a Significant Subsidiary to deliver a Guaranty.

     SECTION 8.2. Negative Covenants. Each Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrowers will perform the obligations set forth in this Section 8.2.

     SECTION 8.2.1. Business Activities. The Borrowers will not, and will not permit any of their Subsidiaries to, engage, to any material extent, in any business activity except business activities similar to present lines of business and such activities as may be incidental or related thereto.

     SECTION 8.2.2. Liens. Simpson will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any asset, whether now owned or hereafter acquired, except:

          (a) Liens existing on the date of this Agreement and identified on Item 8.2.6(a)(iii) ("Ongoing Indebtedness") of the Disclosure Schedule, securing Indebtedness outstanding on the date of this Agreement described in said Item;

          (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and not for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (d) Liens incurred in the ordinary course of business other than in connection with borrowed money;

          (e) judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (f) Liens in connection with Capitalized Lease Liabilities in amounts permitted hereunder; and

          (g) Liens on newly acquired assets of, and stock of, special purpose entities.

     SECTION 8.2.3.  Financial Condition.  Simpson shall not permit:

          (a) the ratio, on a consolidated basis for Simpson and its Subsidiaries as at the end of any Fiscal Quarter for the four Fiscal Quarters then ending, of EBITDA to interest expense to be less than 3.0 to 1.0;

          (b)  the Funded Debt to EBITDA Ratio to exceed 3.5 to 1.0; or

          (c) the Net Worth of Simpson at any time to be less than $100,000,000 plus 50% of net income (if any) for each Fiscal Quarter after the date hereof plus 50% of the proceeds of any equity issuance by Simpson or any Subsidiary after the date hereof less non-cash charges for plant closings in the U.S. after the date hereof in an amount not to exceed $5,000,000.

     SECTION 8.2.4. Acquisitions. The Borrowers will not, and will not permit any of their Subsidiaries to, acquire all or substantially all of the stock (or other ownership interests) or, all or substantially all of the assets of any Person except the acquisition of stock (or other ownership interests) or assets in an entity which is in a business that is the same, similar, related or incidental to the business activities described in
Section 8.2.1 hereof pursuant to a transaction which is approved by the Board of Directors of the acquired entity, with respect to which a Borrower is the surviving entity and with respect to which the resulting entity would be in pro forma compliance with this Agreement as evidenced by a certificate of the chief financial officer, treasurer or assistant treasurer of Simpson in form satisfactory to the Required Lenders, which certificate shall have been delivered at least fourteen days prior to the consummation of such transaction.

     SECTION 8.2.5. Investments. The Borrowers will not, and will not permit any of their Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a)  Investments existing on the Effective Date and identified in
     Item 8.2.5(a) ("Ongoing Investments") of the
     Disclosure Schedule;

          (b)  Cash Equivalent Investments;

          (c) without duplication, Investments permitted as Indebtedness pursuant to Section 8.2.6;

          (d) without duplication, Investments permitted as Capital Expenditures pursuant to Section 8.2.8;

          (e)  without duplication, Investments permitted under Section
     8.2.4;

          (f) in the ordinary course of business, Investments at any time outstanding by any Borrower in any of its Subsidiaries, or by any such Subsidiary in any of its Subsidiaries, by way of contributions to capital or loans or advances, not to exceed in the aggregate 50% of the Tangible Net Worth of Simpson and its Subsidiaries; and

          (g) other Investments in an aggregate amount at any one time not to exceed $10,000,000;

provided, however, that

          (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

          (y) no Investment otherwise permitted by clause (e) or (f) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

     SECTION 8.2.6. Indebtedness. (a) The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

               (i)  Indebtedness in respect of the Loans and other
          Obligations;

               (ii) until the date of the initial Borrowing, Indebtedness identified in Item 8.2.6(a)(ii) ("Indebtedness to be Paid") of the Disclosure Schedule;

               (iii) Indebtedness existing as of the Effective Date which is identified in Item 8.2.6(a)(iii) ("Ongoing Indebtedness") of the Disclosure Schedule;

               (iv) Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding which is incurred by any Borrower or any of its Subsidiaries to a vendor of any assets to finance its acquisition of such assets;

               (v) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

               (vi) Indebtedness in respect of Capitalized Lease
          Liabilities in amounts not in excess of $10,000,000 at any time outstanding;

               (vii)     Subordinated Debt;

               (viii) other Indebtedness of the Borrowers and their Subsidiaries in an aggregate amount not to exceed $10,000,000; and

               (ix) other Indebtedness, provided that the net proceeds of such other Indebtedness are used to repay, on a pro rata basis, Indebtedness under this Agreement and the Companion Agreement, and further provided, that the Commitments under this Agreement and the Commitments (as defined in the Companion Agreement) shall be reduced, on a pro rata basis, by the amount of the net proceeds in excess of $50,000,000 of such other Indebtedness;

provided, however, that no Indebtedness otherwise permitted by clauses (iv),
(v), (vi), (vii), (viii) or (ix) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

     (b) Simpson shall not permit any Indebtedness of any of its Subsidiaries to exist except:

               (i)  Indebtedness to Simpson or another Subsidiary; and

               (ii) Indebtedness in an amount which, when added to the amount of Indebtedness of Simpson subject to Liens (other than Liens described in Sections 8.2.2(b) and (c)), shall not exceed 15% of the sum of the total Indebtedness of Simpson and its Subsidiaries and the Net Worth of Simpson and its Subsidiaries.

     SECTION 8.2.7. Subordinated Debt. On and at all times after the Effective Date the Borrowers will not make any prepayments on any Subordinated Debt.

     SECTION 8.2.8. Capital Expenditures, etc. The Borrowers will not, and will not permit any of their Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year, except Capital Expenditures which do not aggregate in excess of the amount set forth below opposite such Fiscal Year:

                    1997                 $45,000,000
                    1998                 $45,000,000
                    1999                 $50,000,000
                    2000 and each
                    Fiscal Year
                    thereafter           $55,000,000;

provided, however, that the Borrowers may make additional Capital Expenditures for new plant openings in an aggregate amount not to exceed $20,000,000.

     SECTION 8.2.9. Rental Obligations. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into at any time any arrangement which does not create a Capitalized Lease Liability and which involves the leasing by any Borrower or any of its Subsidiaries from any lessor of any real or personal property (or any interest therein), except arrangements which, together with all other such arrangements which shall then be in effect, will not require the payment of an aggregate amount of rentals by the Borrowers and their Subsidiaries in excess of $5,000,000 for any Fiscal Year; provided, however, that any calculation made for purposes of this Section shall exclude any amounts required to be expended for maintenance and repairs, insurance, taxes, assessments, and other similar charges.

     SECTION 8.2.10. Sale/Leaseback. The Borrowers will not, and will not permit any of their Subsidiaries to, sell or otherwise transfer any assets with the intent to lease such assets as lessee other than the transfer of Simpson's headquarters so long as the headquarters so transferred shall have a value not in excess of $15,000,000.

     SECTION 8.2.11. Consolidation, Merger, Etc. The Borrowers will not, and will not permit any of their Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, a Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by a Borrower or any other Subsidiary except that a Borrower and any Subsidiary may enter into a consolidation, merger or acquisition so long as a Borrower (if a party) or a Subsidiary (if no Borrower is a party) shall be the surviving entity and the surviving entity would be in pro forma compliance with this Agreement as evidenced by a certificate of the chief financial officer, treasurer or assistant treasurer of Simpson in form satisfactory to the Required Lenders.

     SECTION 8.2.12. Asset Dispositions, etc. The Borrowers will not, and will not permit any of their Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, unless

          (a) such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business; or

          (b) the net book value of such assets, together with the net book value of all other assets sold, transferred, leased, contributed or conveyed otherwise than in the ordinary course of business by the Borrower or any of its Subsidiaries pursuant to this clause in any Fiscal Year, does not exceed $10,000,000 in addition to any transfer in connection with a sale and leaseback permitted pursuant to Section 8.2.10.

     SECTION 8.2.13. Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to such Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of such Borrower or such Subsidiary with a Person which is not one of its Affiliates.


                            ARTICLE IX

                        EVENTS OF DEFAULT

     SECTION 9.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 9.1 shall constitute an "Event of Default".

     SECTION 9.1.1. Non-Payment of Obligations. Any Borrower shall default in the payment or prepayment when due of any principal of any Loan, any Borrower shall default in the payment when due of any Reimbursement Obligation, or any Borrower shall default (and such default shall continue unremedied for a period of two days) in the payment when due of any interest on any Loan, of any fee or of any other Obligation.

     SECTION 9.1.2. Breach of Warranty. Any representation or warranty of any Borrower made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Borrower to the Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect when made in any material respect.

     SECTION 9.1.3.  Non-Performance of Certain Covenants and Obligations.
Any Borrower shall default in the due performance and observance of any of its obligations under Sections 8.1.2 or 8.2.

     SECTION 9.1.4.  Non-Performance of Other Covenants and Obligations.
Any Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to any Borrower by the Agent or any Lender.

     SECTION 9.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period or unless there shall have been a waiver of such default by the applicable creditor), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 9.1.1) of any Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $5,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

     SECTION 9.1.6. Judgments. Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against any Borrower or any of its Subsidiaries and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

     SECTION 9.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan and shall continue for a period of 30 days

          (a) the institution of any steps by Simpson, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan; or

          (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

     SECTION 9.1.8.  Change in Control.  Any Change in Control shall occur.

     SECTION 9.1.9. Bankruptcy, Insolvency, etc. Any Borrower or any of its Subsidiaries shall

          (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

          (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Borrower or such Subsidiary or any property of any thereof, or make a general assignment for the benefit of creditors;

          (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Borrower or such Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that such Borrower, and each of its Subsidiaries hereby expressly authorizes the Agent and each Lender to appear in any court conducting any relevant proceeding during such 60- day period to preserve, protect and defend their rights under the Loan Documents;

          (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Borrower or such Subsidiary, and, if any such case or proceeding is not commenced by such Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed or any order of attachment is issued against any substantial part of the assets of such Borrower, any of its Subsidiaries which is not released within 30 days of service provided, that each Borrower and each of its Subsidiaries hereby expressly authorizes the Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

          (e) take any action authorizing, or in furtherance of, any of the foregoing.

     SECTION 9.1.10. Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any party thereto; any Borrower, or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

     SECTION 9.1.11. Governmental Approvals. Any material approval or license granted to any Borrower with respect to this Agreement, any Loan Document or the business of such Borrower shall not be in full force and effect.

     SECTION 9.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.9 shall occur with respect to any Borrower or any of its Subsidiaries, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

     SECTION 9.3.  Action if Other Event of Default.  If any Event of
Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.9 with respect to any Borrower or any of its Subsidiaries) shall occur for any reason, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to Simpson declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.


                           ARTICLE X

                            THE AGENT

     SECTION 10.1. Actions. Each Lender hereby appoints ABN as its Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrowers; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

     SECTION 10.2. Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 P.M., New York time, on the Business Day prior to a Borrowing with respect to Borrowings in Dollars and by 9:00 A.M., New York time, two Business Days prior to a Borrowing in any other currency that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the applicable Borrower agrees to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to such Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

     SECTION 10.3. Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for gross negligence or wilful misconduct, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by any Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

     SECTION 10.4. Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrowers and all Lenders, so long as a successor Agent shall have been appointed as of the effectiveness of such resignation. If the Agent at any time shall resign, the Required Lenders may appoint another Lender (with the consent of Simpson which shall not be unreasonably withheld) as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (with the consent of Simpson which shall not be unreasonably withheld), which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of

          (a) this Article X shall inure to its benefit as to, and the Agent shall continue to be responsible hereunder for, any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and

          (b) Section 11.3, Section 11.4 and Section 11.5 shall continue to inure to its benefit.

The Borrowers shall not be responsible for payment of any costs related to the resignation of the Agent and the substitution of a new Agent. The resigning Agent shall pay to the successor Agent any portion of the Agent's annual fee paid to it applicable to the period after the effectiveness of such resignation.

     SECTION 10.5. Loans or Letters of Credit Issued by ABN. ABN shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, (y) the Notes held by it or any of its Affiliates, and (z) its participating interests in the Letters of Credit as any other Lender and may exercise the same as if it were not the Agent. ABN and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if ABN were not the Agent hereunder.

     SECTION 10.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrowers, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

     SECTION 10.7. Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by any Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by such Borrower). The Agent will distribute to each Lender such financial statements and compliance certificates received by the Agent from any Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.

     SECTION 10.8. Documentation Agent. Each Lender hereby appoints Comerica Bank as Documentation Agent for the Lenders. The Documentation Agent shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied and will not rely on the Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.


                           ARTICLE XI

                     MISCELLANEOUS PROVISIONS

     SECTION 11.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Simpson and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

          (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

          (b) modify this Section 11.1, change the definition of "Required Lenders", increase any Commitment Amount or the Percentage of any Lender, reduce any fees described in Article III, or extend the Commitment Termination Date shall be made without the consent of each Lender and each holder of a Note;

          (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan;

          (d) affect adversely the interests, rights or obligations of the Issuer in its capacity as the Issuer shall be made without the consent of the Issuer;

          (e) affect adversely the interests, rights or obligations of the Agent in its capacity as the Agent shall be made without consent of the Agent; or

          (f) change the definitions of "Available Currency", "Determination Date" or "Dollar Amount" without the consent of each Lender.

No failure or delay on the part of the Agent, any Lender or the holder of any
Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     SECTION 11.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Any notice to a Borrower other than Simpson shall also be sent to Simpson.

     SECTION 11.3. Payment of Costs and Expenses. Simpson agrees to pay on demand all reasonable out-of-pocket expenses of the Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Agent and of local counsel, if any, who may be retained by counsel to the Agent) in connection with

          (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

          (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

Simpson further agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, the issuance of the Notes, the issuance of the Letters of Credit, or any other Loan Documents. Simpson agrees to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Agent or such Lender in connection with the enforcement of any Obligations.

     SECTION 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, Simpson hereby indemnifies, exonerates and holds harmless the Agent, the Issuer and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or the use of any Letter of Credit;

          (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties;

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Agent or such Lender is party thereto;

          (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Borrower or any of its Subsidiaries of any Hazardous Material; or

          (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Simpson hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     SECTION 11.5.  Survival.  The obligations of the Borrower under
Sections 5.3, 5.4, 5.5, 5.6, 11.3, and 11.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

     SECTION 11.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 11.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

     SECTION 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrowers and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrowers and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to each Borrower and each Lender.

     SECTION 11.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

     SECTION 11.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

          (a) the Borrowers may not assign or transfer their rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and

          (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

     SECTION 11.11. Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more commercial banks in accordance with this
Section 11.11.

     SECTION 11.11.1. Assignments. Any Lender, with the written consents of Simpson and the Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of Simpson, shall be deemed to have been given in the absence of a written notice delivered by Simpson to the Agent, on or before the seventh Business Day after receipt by Simpson of such Lender's request for consent, stating, in reasonable detail, the reasons why Simpson proposes to withhold such consent and which consent of Simpson shall not be required, if a Default shall have occurred and be continuing) may at any time assign and delegate to one or more financial institutions, (each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitments) in a minimum aggregate amount of $10,000,000; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in the last sentence of Section 5.6 and further, provided, however, that, each Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until the Assignment Effective Date (the "Assignment Effective Date").

The Assignment Effective Date shall be the date when all the following conditions shall have been met:

          (i) five Business Days shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to Simpson and the Agent by such Lender and such Assignee Lender,

          (ii) such Assignee Lender shall have executed and delivered to Simpson and the Agent a Lender Assignment Agreement, accepted by the Agent, and

          (iii)  the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and
(y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrowers shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes.
The assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to such Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3500. Any attempted assignment and delegation not made in accordance with this
Section 11.11.1 shall be null and void. Nothing herein shall prohibit any Lender from pledging or assigning any Note or any of its rights under this Agreement to any Federal Reserve Bank in accordance with applicable law.

     SECTION 11.11.2. Participations. Any Lender may at any time sell to one or more commercial banks (each of such commercial banks being herein called a "Participant") participating interests (or a sub-participating interest, in the case of a Lender's participating interest in a Letter of Credit) in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

          (a)  no participation or sub-participation contemplated in this
     Section 11.11 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document,

          (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations,

          (c) each Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

          (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of
     Section 11.1, and

          (e)  no Borrower shall be required to pay any amount under
     Section 5.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 11.3 and 11.4 shall be considered a
Lender.

     SECTION 11.11.3. Information. Each Lender is hereby authorized to disclose all information concerning the Borrowers to assignees, participants, potential assignees and potential participants.

     SECTION 11.11.4. Confidentiality. The Lenders shall hold all non-public information (which has been identified as such by a Borrower) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to any of their examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided however, that

          (a) unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

          (b) prior to any such disclosure pursuant to this Section 11.11.4, each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

               (i)  to be bound by this Section 11.11.4; and

               (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 11.11.4; and

          (c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrowers or any Subsidiary.

     SECTION 11.12.  Additional Borrowers.

          Each Subsidiary of Simpson may become a Borrower hereunder upon becoming such a Subsidiary. Simpson shall deliver an Additional Borrower Certificate executed by any such Subsidiary and Simpson together with such supporting resolutions, incumbency certificates and opinions of counsel as the Agent may reasonably request. Such Subsidiary shall thereupon become a party hereto and a Borrower hereunder and shall be (i) entitled to all rights and benefits of a Borrower hereunder and under each instrument executed pursuant hereto and (ii) subject to all obligations of a Borrower hereunder and thereunder.

     SECTION 11.13.  Joint and Several Liability.

          (a) The Obligations of the Borrowers are joint and several; except that each Subsidiary Borrower which is not a U.S. Subsidiary of Simpson shall be liable only for Loans made to it and with respect to Letters of Credit issued for its account.

          (b) Each Borrower acknowledges and agrees that it is the intent of the parties that each Borrower be primarily liable for the Obligations as a joint and several obligor (except as specifically set forth in this Section 11.13). It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Borrowings and Loans taken by other Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

               (i) any lack of validity, legality or enforceability of this Agreement or any Note as to any other Borrower;

               (ii)  the failure of any Lender or any holder of any Note

                    (A) to enforce any right or remedy against any Borrower or any other Person (including any guarantor) under the provisions of this Agreement, the Note, or otherwise, or

                    (B) to exercise any right or remedy against any guarantor of, or collateral securing, any Obligations;

               (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations;

               (iv) any reduction, limitation, impairment or termination of any Obligations with respect to any other Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Borrower;

               (v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the Note securing any of the Obligations; or

               (vi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Borrower, any surety or any guarantor.

          Each Borrower agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower as though such payment had not been made.

          Each Borrower hereby expressly waives: (a) notice of the Lenders' acceptance of this Agreement; (b) notice of the existence or creation or non payment of all or any of the Obligations; (e) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (d) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

          No delay on any of the Lenders' part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders' rights or any Borrower's obligations under this Agreement.

          Notwithstanding the foregoing, each Borrower other than Simpson shall be liable for the Obligations for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, any Note or any other Loan Document voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

          Each Borrower hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning the Borrowers' affairs, financial condition and business. Lenders shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning the Borrowers' affairs, financial condition or business which may come into the Lenders' possession.

     SECTION 11.14. Judgment Currency. Each Borrower, the Agent and each Lender hereby agree that if, in the event that a judgment is given in relation to any sum due to the Agent or any Lender hereunder, such judgment is given in a currency (the "Judgment Currency") other than that in which such sum was originally denominated (the "Original Currency"), the Borrower jointly and severally agree to indemnify the Agent or such Lender, as the case may be, to the extent that the amount of the Original Currency which could have been purchased by the Agent in accordance with normal banking procedures on the Business Day following receipt of such sum is less than the sum which could have been so purchased by the Agent had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding the giving of such judgment. The agreements in this Section shall survive payment of all other Obligations.

     SECTION 11.15. Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any of its Affiliates in which any Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

     SECTION 11.16.  Consent to Jurisdiction.   THE BORROWERS HEREBY
ABSOLUTELY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS OR THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY OF THE BORROWERS BY THE AGENT OR THE LENDER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE BANKING RELATIONSHIP GIVING RISE TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. THE BORROWERS HEREBY WAIVE AND AGREE NOT TO ASSERT IN SUCH ACTION OR PROCEEDING, IN EACH CASE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (a) ANY BORROWER IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT; (b) ANY BORROWER IS IMMUNE FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO IT OR ITS PROPERTY; (c) ANY SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; OR (d) THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. IN ANY SUCH ACTION OR PROCEEDING, ANY BORROWER HEREBY ABSOLUTELY AND IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLY AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED AIRMAIL, POSTAGE PREPAID, DIRECTED TO SUCH BORROWER AT THE ADDRESS SHOWN ON THE SIGNATURE PAGE HEREOF (OR AT SUCH OTHER ADDRESS AS SUCH BORROWER SHALL LAST SPECIFY TO THE AGENT IN WRITING). NOTHING CONTAINED IN THIS AGREEMENT OR THE NOTES SHALL AFFECT ANY RIGHT THAT THE AGENT, THE LENDERS OR ANY BORROWER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR THE BANKING RELATIONSHIP GIVING RISE TO THIS AGREEMENT AGAINST ANY BORROWER, THE AGENT OR THE LENDERS, AS THE CASE MAY BE, OR THEIR PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION, OR ANY RIGHT THAT THE LENDERS, THE AGENT OR ANY BORROWER MAY HAVE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     SECTION 11.17. Waiver of Jury Trial. THE AGENT, THE LENDERS AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWERS. THE BORROWERS ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                      SIMPSON INDUSTRIES, INC.



                                      By:
                                     Its:
                                 Address: 47603 Halyard Drive
                                          Plymouth, Michigan 48170

                           Facsimile No.: (313) 207-6680

                               Attention: James E. Garpow

with a copy to

Mr. Frank Zinn
Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243

ABN AMRO BANK N.V., CHICAGO BRANCH,
AS AGENT


By
Title:

By
Title:


Address:       135 South LaSalle Street
               Chicago, Illinois  60674

Facsimile No.: (312) 606-8425

Attention:     Laurie Flom


COMERICA BANK,
AS DOCUMENTATION AGENT


By
Title
By
Title

Address:       500 Woodward Avenue
               Detroit, Michigan 48226


Facsimile No.: (313) 222-3776

Attention:     Louis A. Zedan


PERCENTAGE                         LENDERS

    30.0%                    ABN AMRO BANK N.V., CHICAGO BRANCH


                             By
                             Title:


                             By
                             Title:

                             Domestic/
                             Eurodollar
                             Office:   135 South LaSalle Street
                                       Chicago, Illinois  60674

                             Facsimile No.: (312) 606-8425

                             Attention: Laurie Flom


   30.0%                     COMERICA BANK


                             By
                             Title:

                             By
                             Title:


                             Address: 500 Woodward Avenue
                                      Detroit, Michigan 48226


                             Facsimile No.: (313) 222-3776

                             Attention: Louis A. Zedan



   20.0%                     HARRIS TRUST AND SAVINGS BANK


                             By
                             Title:

                             By
                             Title:


                             Address: 111 West Monroe Street
                                      Chicago, Illinois 60603

                             Facsimile No.: (312) 461-2591

                             Attention: Peter Dancy


   20.0%                     THE BANK OF NEW YORK


                             By
                             Title:

                             By
                             Title:


                             Address: One Wall Street, 22nd Floor
                                      New York, New York 10286

                             Facsimile No.: (212) 635-6434